Exhibit 11b


                              Ameritech Corporation
                 Computation of Fully Diluted Earnings Per Share


                                         1996            1995             1994
                                         ----            ----             ----
Net Income (Loss) after
extraordinary item             $2,133,712,000  $2,007,635,000 $(1,063,613,000)
                               ==============  ==============   ==============

Weighted average number of
shares outstanding                551,853,953     553,621,693      549,238,304

Additional dilutive effect of
outstanding options (as determined
by the application of the treasury
stock method)                       2,747,922       3,063,153          993,665
                               --------------  --------------   --------------

Weighted average shares outstanding
on which fully diluted earnings
per share are based               554,601,875     556,684,846      550,231,969

Fully diluted earnings per share        $3.85           $3.61          ($1.93)
                               ==============  ==============   ==============




This calculation is submitted in accordance with Regulation S-K, Item 601
(b)11, although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because it results in dilution of less than three percent.


Amounts for prior years have been restated to reflect inclusion of the windfall tax benefit when applying the treasury stock method to determine the dilutive effect of outstanding options.